Exhibit 10.1

MyLinh Hong SVP, Human Resources & Administration 6740 Shady Oak Road Eden Prairie, MN 55344 (952) 943-6226

June 16, 2021

Monty Wageman

12060 Kelley Ln

Rogers, Mn 55374

Dear Monty,

On behalf of iMedia Brands, Inc. (the “Company”), I am pleased to confirm the details of your promotion:

TITLE; EFFECTIVE DATE; RESPONSIBILITIES

Effective as of June 16, 2021 (the “Effective Date”), your title will be Senior Vice President, Chief Financial Officer. You will report to Tim Peterman, Chief Executive Officer. You will generally work out of the Company’s Eden Prairie, Minnesota office, but you are expected to travel as required. As a Company employee, you will: (i) devote all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company in a competent and professional manner; (iv) comply with all of the Company’s policies, as in effect from time to time; and (v) generally promote the interests of the Company.

COMPENSATION

As of the Effective Date, your base salary will be at the rate of $300,000 per year.

Discretionary Annual Bonuses: You will be eligible for annual discretionary bonuses, which shall be based on your performance, the Company’s performance, and such other factors as determined by the Company, with a target bonus of 40% of your F30Y gross annual salary. Whether or not any bonus payment will be made to you, and, if so, in what amount, will be determined by the Company’s Board of Directors or a committee thereof (the “Board”) in its sole discretion, and any bonus is subject to the terms and conditions established by the Board. Your bonus eligibility begins with respect to the 2021 fiscal year and will be prorated based on the Effective Date. In order to be eligible for any bonus, you must be an active employee at, and not have given or received notice of termination of your employment prior to, the time of the payment of such bonus. Please note that payment of a bonus in any year or years does not in any way guarantee payment of a bonus in any other year or years.

Promotion Award: iMedia will grant to you equity compensation awards to acquire up to 10,000 shares of iMedia’s common stock, with 50% of the award in restricted stock units and 50% of the award in stock options. The option exercise price will equal the fair market value of iMedia’s common stock on the date of grant, which will be two business days following iMedia’s next earnings press release. Your promotional award will vest on a 3-year vesting schedule beginning on the first anniversary of the date of grant. This award will be subject to the terms and conditions set forth in the award agreement and the terms and conditions applicable in the Company’s 2020 Equity Incentive Plan.

imediabrands.com

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WITHHOLDING

All salary and other payments you receive from the Company will be subject to applicable withholding taxes.

BENEFITS

This promotion does not have an impact to your current benefit elections or your time off award. You are eligible to participate in any present or future employee benefit programs established by the Company for its employees generally or for all employees at your organizational level, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program.

Severance: You are eligible to participate in the Executives’ Severance Benefit Plan, and your employment is subject to the terms and conditions set forth in the Executives’ Severance Benefit Plan. All benefits received under that plan are subject to the execution of a separation agreement and general release. The Executives’ Severance Benefit Plan is administered at the sole discretion of the Compensation Committee of the Board of Directors based upon such terms and conditions determined by the Committee.

EMPLOYMENT AT WILL

Your employment with the Company will continue to be “at will”, which means that it is subject to termination by either you or the Company at any time, for any reason, with or without cause. This letter serves to outline your new terms of employment, but it does not constitute a contract of employment for any specific length of time.

As a condition of this promotion, you will be required to sign a protective covenants agreement, a copy of which is enclosed. The company reserves the right to change terms and conditions of this offer and, if accepted, the terms and conditions of your employment, at any time in its sole discretion.

The company reserves the right to change terms and conditions of this offer and, if accepted, the terms and conditions of your employment, at any time in its sole discretion.

Monty, thank you for your contributions and we wish you every success in your new position.

Should you have any questions, please feel free to contact me at 952.943.6226.

Sincerely,

/s/ MyLinh Hong

MyLinh Hong

SVP Human Resources & Administration

Monty Wageman

Signature:	/s/ Monty Wageman

Date: 6/16/2021

imediabrands.com

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